Exhibit 99.1

FOR IMMEDIATE RELEASE

BEACON POWER ANNOUNCES
FOURTH-QUARTER, FISCAL YEAR 2009 RESULTS

TYNGSBORO, Mass. — March 15, 2010 — Beacon Power Corporation (NASDAQ: BCON), a leading provider of advanced products and services to support a more stable, reliable and efficient electricity grid, announced its financial results for the fourth quarter and fiscal year ended December 31, 2009.

In Fiscal Year 2009, the Company:

•                  Began operating a second and third megawatt (MW) of revenue-generating flywheel-based frequency regulation capacity within the New England Independent System Operator region (ISO-NE) under its Alternative Technologies Regulation pilot program. Beacon’s initial 1 MW system has been in operation since the pilot program began in November 2008.

•                  Broke ground on its 20 MW plant in Stephentown, New York, for which it received a $43 million conditional loan guarantee commitment from the U.S. Department of Energy (DOE).

•                  Received notification from DOE that it has been awarded a stimulus grant valued at $24 million, for use in the construction of the Company’s second 20 MW flywheel energy storage plant, to be located in the PJM Interconnection operating area.

•                  Continued making significant progress in promoting regulatory reforms that will allow the Company to gain better access to its target markets.

•                  Raised $32.5 million from the sale of stock and warrants.

•                  Lowered its net loss from operations for 2009 by $4.9 million (or 21%) compared to 2008.

For the fiscal year ended December 31, 2009, Beacon Power reported revenue of $926,000 and a net loss of $19.1 million, or ($0.16) per share, compared with revenue of $68,000 and a net loss in 2008 of $23.6 million, or ($0.26) per share. During 2009, Beacon Power earned revenue from frequency regulation service provided through an ISO-NE pilot program that began in November 2008, and from its research and development contracts.

Net cash used in operating activities increased from $13.8 million in 2008 to $20.6 million in 2009. Net cash used in investing activities decreased from $17.1 million in 2008 to $3.2 million in 2009. This was primarily due to reduced purchases of property, plant and equipment during 2009, as most of the materials used in flywheel manufacturing in 2009 had been purchased in 2008. Financing activities of $32 million in 2009 were primarily from the sale of Company stock and warrants. As of December 31, 2009, the Company had cash and cash equivalents of $22.6 million, as compared to $14.4 million at the end of 2008, and working capital of $18.4 million at December 31, 2009, as compared to $6.4 million at December 31, 2008.

In 2009, Beacon began to classify as “Operations and Maintenance” on its income statement expenses related to the manufacturing, materials handling and procurement functions, Smart Energy Matrix™ operations, and expensed non-fungible costs associated with its flywheel installations. Prior to 2009, such expenses were included under “Research and Development.” On a combined basis, Operations and Maintenance and Research and Development expenses were approximately 37% lower in 2009 as compared to 2008. This decrease was primarily due to lower legal costs, as well as reduced material expenses, subcontractor costs and stock compensation expense. In 2009, selling, general and administrative expenses remained relatively flat, increasing by approximately 1% over the same period in 2008.

For the fourth quarter of 2009, the Company reported revenue of $303,000 and a net loss of $4.7 million, or ($0.04) per share, compared to revenue of $15,000 and a net loss of $7.2 million, or ($0.08) per share, for the fourth quarter of 2008.  The gross margin earned on frequency regulation services during the fourth quarter of 2009 was 33%. The lower net loss during the fourth quarter of 2009 as compared to the fourth quarter of 2008 was primarily due to lower research and development spending, which was partially offset by increases in depreciation and amortization expense and in general and administrative spending.

During the fourth quarter of 2009, Beacon Power incurred costs of $1.8 million in selling, general and administrative expense, compared to $1.0 million in the fourth quarter of 2008. On a combined basis, research and development and operations and maintenance expenses were $2.3 million during the fourth quarter of 2009, compared to $5.9 million in the fourth quarter of 2008. Total operating expenses for the three months ended December 31, 2009, were $4.6 million, compared to $7.2 million for the same period in 2008, which is a net decrease of $2.5 million, or 36%.

The Company will need to raise additional funds through a combination of equity and/or project financing to execute its business plan and continue as a going concern. Because of the continued uncertainty of successfully completing the required financing, the Company’s independent registered public accounting firm has maintained an explanatory paragraph related to a going concern uncertainty in their Audit Report on the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Conference Call Details

The Company will host a conference call today, March 15, 2010, at 11:00 am Eastern Time. During the call, Bill Capp, Beacon Power president and CEO, and Jim Spiezio, CFO, will review the Company’s operations and results, followed by a question and answer session. Beacon Power invites all those interested in hearing management’s discussion to join the call by dialing 857-350-1669 and entering participant access code 88603928 when prompted. A live webcast of the call will also be available via the Company’s website, at www.beaconpower.com. Please connect at least 15 minutes prior to the webcast to ensure adequate time for any software download that may be needed.

A replay of the event will be available two hours after its completion, and for 7 days following the call, by dialing 617-801-6888 and entering access code 51217569 when prompted. The webcast will also be archived on the Beacon website at www.beaconpower.com.

About Beacon Power

Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, which is now in production, being operated and earning revenue, is a non-polluting, megawatt-level, utility-grade flywheel-based solution to provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995:   The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon’s expectation. These factors include: a limited commercial operating history; the need to raise additional funding to build frequency regulation power plants and support the Company’s operations; success in closing the DOE loan and the Company’s ability to meet DOE loan and grant covenants; volatility in the pricing for frequency regulation and the effects of changes in electricity demand and natural gas prices on the frequency regulation market; the ability to obtain site interconnection approval or other zoning and construction approval in a timely manner; limited experience manufacturing flywheels in volume production or supplying frequency regulation services on a commercial basis; the ability to integrate 200 flywheels into a 20 MW facility; the ability to construct and operate plants in a variety of locations; the Company’s ability to make its technology fully compatible with 50 Hz. electrical design requirements for use in overseas markets; the ability to sell regulation services and plants at attractive margins; the uncertainty of the global economy; meeting the technical requirements of foreign markets based upon their specific grid and market characteristics; dependence on third-party suppliers; competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that may impede the ability to market products or services or impact market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property, or any possible infringement of third party patents; the ability to retain key executives and continue to attract additional talented human resources; and the historical volatility of the Company’s stock price. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.

BEACON POWER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$22,605,147	$14,357,475
Accounts receivable, trade	46,907	11,840
Unbilled costs on government contracts	577,356	16,804
Prepaid expenses and other current assets	636,887	880,729
Total current assets	23,866,297	15,266,848

Property and equipment, net	24,373,941	23,027,909
Restricted cash	212,557	205,020
Deferred financing and other assets	1,549,685	96,033
Total assets	$50,002,480	$38,595,810

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,154,613	$3,825,520
Accrued compensation and benefits	1,764,053	1,410,038
Other accrued expenses	1,543,507	3,253,407
Advance billings on contracts	35,418	10,811
Accrued contract loss	257,698	132,526
Deferred rent - current	138,558	112,808
Current portion of long term debt	608,105	117,023
Total current liabilities	5,501,952	8,862,133
Long term liabilities:
Lease liability - long term	746,518	885,076
Long term debt, net of discount	3,676,569	3,237,061
Total long term liabilities	4,423,087	4,122,137
Stockholders’ equity:
Common stock	1,716,416	1,074,332
Additional paid-in-capital	245,029,557	212,145,254
Deficit accumulated during the development stage	(205,955,693)	(186,895,207)
Less: treasury stock, at cost	(712,839)	(712,839)
Total stockholders’ equity	40,077,441	25,611,540

Total liabilities and stockholders’ equity	$50,002,480	$38,595,810

BEACON POWER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008

Revenue	$302,685	$15,349	$968,421	$68,131
Cost of goods sold	286,961	43,070	991,481	53,005
Gross profit	15,724	(27,721)	(23,060)	15,126
Operating expenses:
Operations and maintenance	764,112	—	2,931,315	—
Research and development	1,493,413	5,827,700	6,796,025	15,398,374
Selling, general and administrative	1,759,549	965,375	7,115,905	7,074,211
Loss on contract commitments	106,062	—	238,562	86,601
Depreciation and amortization	493,625	367,077	1,839,164	1,294,532
Total operating expenses	4,616,761	7,160,152	18,920,971	23,853,718
Loss from operations	(4,601,037)	(7,187,873)	(18,944,031)	(23,838,592)
Other income (expense), net	(60,741)	(40,585)	(116,455)	270,229
Loss to common shareholders	$(4,661,778)	$(7,228,458)	$(19,060,486)	$(23,568,363)

Loss per share, basic and diluted	$(0.04)	$(0.08)	$(0.16)	$(0.26)
Weighted-average common shares outstanding	141,023,526	97,281,814	122,200,781	90,866,039

Contact:

Investor Relations Group

212.825.3210

Erika Moran

emoran@investorrelationsgroup.com

Tom Caden

tcaden@investorrelationsgroup.com